Press Release issued on August 16, 2006
EX-99.1

PRESS RELEASE

Contact:
Ayden R. Lee, Jr., President and Chief Executive Officer
Nancy S. Wise, Executive Vice President and Chief Financial Officer
Four Oaks Fincorp, Inc.
(919) 963-2177

FOUR OAKS FINCORP, INC. ANNOUNCES PRELIMINARY 2006 SECOND QUARTER RESULTS, INCLUDING PREVIOUSLY ANNOUNCED DERIVATIVE ACCOUNTING CORRECTION

FOUR OAKS, NC (August 16, 2006) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced preliminary second quarter results for fiscal year 2006.  Net income was $1.54 million, or $0.35 per basic share, for the quarter ended June 30, 2006, compared to $1.54 million, or $0.35 per basic share, for the quarter ended June 30, 2005.    Return on average equity and return on average assets at June 30, 2006 were 13.97% and 1.15%, respectively, compared to 12.84% and 1.18%, respectively, at June 30, 2005. The Company increased the level of dividends paid to its shareholders from the $0.07 per share that was paid in the second quarter of 2005 to $0.08 per share paid in the second quarter of fiscal year 2006, an increase of 14%.

Improved earnings trends continued in the second quarter of 2006, when compared to the same period of 2005, as evidenced by a 19% increase in net interest income after the provision for loan losses, to $5.33 million from $4.49 million.  Operating expenses increased 11% in the second quarter of 2006 to $3.79 million, as compared to the same period of 2005, primarily due to increased equipment expenses of $46,000, along with increased salaries and benefits associated with the expansion of our locations of $341,000.

The Company’s balance sheet growth continued in the second quarter of 2006.  Total deposits of $431.39 million at June 30, 2006 grew 8% from $398.34 million at December 31, 2005.  Net loans increased 7% from $392.13 million at December 31, 2005 to $419.43 million at June 30, 2006.  Shareholders' equity grew to $44.62 million, a 7% increase over December 31, 2005.  Book value per share at June 30, 2006 was $10.08 as compared to $9.50 at December 31, 2005.  Shareholders' equity as a percentage of total assets was 7.90% at June 30, 2006 as compared to 7.96% at December 31, 2005.

As previously reported, the Company intends to restate its financial statements for the year ended December 31, 2005 and for the first quarter of 2006 to amend the accounting for certain derivative transactions relating to interest rate swap agreements on the Company's brokered certificates of deposit under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.  The Company plans to amend its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 as soon as practicable to reflect the restatement.  The preliminary results for the quarter ended June 30, 2006 announced in this release utilize the accounting treatment which will be reflected in the restatement of the Company’s historical financial statements, and the results for the quarter ended June 30, 2005 used in this release have been restated to reflect this accounting treatment.  Because the restatement is not yet completed, the expected impact of the restatement contained herein is preliminary and subject to a final review by management, our audit committee and our independent public accountants.

For the quarter ended June 30, 2005, the restatement had the following actual impact on net income and diluted earnings per share:

	As Originally Reported		As Restated
	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share
For quarter ended June 30, 2005	$1,317,000	$0.30	$1,539,000	$0.35

With $564.79 million in total assets as of June 30, 2006, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, the risk that the preliminary financial impact of the restatement contained herein and the current preliminary results contained in the related press release will be different when the restatement is finalized and reported. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of August 16, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.